Exhibit 10.18

WHITNEY HOLDING CORPORATION

RETIREMENT RESTORATION PLAN

As Amended and Restated Effective January 1, 2008

WHITNEY HOLDING CORPORATION
RETIREMENT RESTORATION PLAN

TABLE OF CONTENTS

ARTICLE I PURPOSE		1
ARTICLE II DEFINITIONS		1
2.1	Beneficiary	1
2.2	Benefit Commencement Date	1
2.3	Employer	2
2.4	Grandfathered Restoration Benefit	2
2.5	Participant	2
2.6	Plan Committee	2
2.7	RetirementPlan	2
2.8	Specified Employee	2
2.9	Termination of Employment	3
2.1	Other Definitions	3
ARTICLE III ELIGIBILITY AND PARTICIPATION		3
3.1	Conditions of Eligibility	3
3.2	No Effect on Other Benefits	3
ARTICLE IV RESTORATION BENEFITS		3
4.1	Special Definitions	3
4.2	Time of Payment	4
4.3	Amount of Restoration Benefit	4
4.4	Form of Restoration Benefit	5
4.5	Cash Out of Small Benefits	6
4.6	Actuarial Assumptions	6
4.7	Vesting	6
4.8	Participant Elections	6
ARTICLE V DEATH BENEFITS		6
5.1	Special Definition	6
5.2	Participants Death Before Benefit Commencement Date	7
5.3	Participant's Death After Benefit Commencement Date	7
5.4	Single-Sum Payment	7
ARTICLE VI RESTRICTIONS ON PAYMENT		8
6.1	Benefits Payable on Termination for Cause	8
6.2	Early Payments	8
ARTICLE VII PLAN ADMINISTRATION		8
7.1	Powers	8

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7.2	Payments	9
7.3	Delegation of Administrative Authority; Experts	9
ARTICLE VIII PARTICIPANTS' RIGHTS		9
8.1	Spendthrift Provision	9
8.2	Plan Not an Employment Agreement	9
8.3	Offset	9
8.4	Obligation for Benefit Payments	10
8.5	Taxes	10
8.6	Employer's Protection	10
ARTICLE IX MISCELLANEOUS		10
9.1	Termination of Plan	10
9.2	Funding	11
9.3	Inurement	11
9.4	Amendments and Modifications	11
9.5	Governing Law	11

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WHITNEY HOLDING CORPORATION
RETIREMENT RESTORATION PLAN

This Whitney Holding Corporation Retirement Restoration Plan (the "Plan") is adopted by Whitney Holding Corporation, a corporation organized and existing under the laws of the State of Louisiana, and shall be first effective as of January 1, 1995.  The Plan was subsequently last amended and restated effective as of January 1, 2008 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent necessary, with Section 409A of the Code and the regulations thereunder.

ARTICLE I

PURPOSE

The Plan is intended to be an unfunded deferred compensation arrangement for the benefit of designated key management employees of Whitney Holding Corporation and its affiliates and subsidiaries, within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As such, this Plan is not intended to constitute an employee benefit plan under ERISA which is subject to the provisions of Parts 2, 3 and 4 of Title I of ERISA. In accordance with such intent, any obligation to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a participant or beneficiary hereunder to enforce such obligation shall be solely as a general creditor of Whitney Holding Corporation. Further, the Plan is not intended to constitute a qualified employee benefit plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE II

DEFINITIONS

Except as expressly set forth below, capitalized terms used herein shall have the meanings ascribed to them in the Retirement Plan (as defined below).

2.1           Beneficiary

The person, persons, entity or entities (a) designated by a Participant, in writing, to receive death benefits payable under the Retirement Plan, or (b) determined in accordance with the terms of the Retirement Plan, as the case may be.

2.2           Benefit Commencement Date

The date on which the payment of Restoration Benefits hereunder commences, determined in accordance with Paragraph 4.2 hereof.

    2.3           Employer

Whitney Holding Corporation, a corporation organized and existing under the laws of the State of Louisiana, and any subsidiary or affiliate of Whitney Holding Corporation.

2.4           Grandfathered Restoration Benefit

In accordance with Section 409A of the Code and the final regulations thereunder, the present value, as of December 31, 2004, of the amount of the vested Restoration Benefit to which the Participant would be entitled under Section 4.3 if  (a)  the Participant’s Benefit Commencement Date was January 1, 2005, (b) the Participant had a Termination of Employment on December 31, 2004, and (c) the Participant elected to receive his or her Restoration Benefit in the form of a single life annuity no later than March 1, 2005, shall not be subject to Section 409A of the Code and shall be referred to herein as the “Grandfathered Restoration Benefit.”  For purposes of this Agreement, no part of the payment attributable to the Participant’s Grandfathered Restoration Benefit that would otherwise have been paid under Section 4.2 of the Plan shall be subject to the 6 month delay for payments to Specified Employees described in Section 4.2.

For purposes of this Agreement, the “Non-Grandfathered Restoration Benefit” shall equal the amount of the Restoration Benefit the Participant is entitled to on the date the Participant has a Termination of Employment minus the amount of the Participant’s Grandfathered Restoration Benefit.  The Non-Grandfathered Restoration Benefit shall be subject to Section 409A of the Code.

2.5           Participant

An executive officer of the Employer who is designated to participate in this Plan in accordance with Article III hereof and who is entitled to receive a Restoration Benefit hereunder.

2.6           Plan Committee

The Plan Committee is the administrator of this Plan, the members of which are the members of the Compensation and Human Resource Committee of the Board of Directors of Whitney Holding Corporation.

2.7           Retirement Plan

A qualified employee benefit plan maintained by Whitney National Bank known as the Whitney National Bank Retirement Plan, most recently amended and restated as of January 1, 2002, as the same may be further amended from time to time.

2.8           Specified Employee

A Participant who falls within the meaning of such term in Code Section 409A and the final regulations thereunder (the “Final 409A Regulations”), provided, however, that as permitted in the Final 409A Regulations, the Employer’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with a policy adopted by the Compensation and Human Resource Committee of the Board of Directors, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Employer, including this Plan.

    2.9           Termination of Employment

A separation from service under Code Section 409A and the Final 409A Regulations.

2.10           Other Definitions

The terms "Restoration Benefit," "Retirement Election Period," "Cause," "Adverse Determination," and "Death Benefit" shall have the respective meanings set forth below.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1           Conditions of Eligibility

Eligibility to become a Participant in this Plan shall be determined by the Plan Committee, in its sole discretion, from time to time. Participants hereunder shall be executive officers of the Employer who also participate in the Retirement Plan. Participants may be designated individually or by groups or categories, in the discretion of the Plan Committee. Any such determination shall be conclusive and binding upon all persons.

The Plan Committee, in its sole discretion, may impose additional conditions on eligibility to participate in this Plan. Any such conditions may be imposed on a group or category of executive officers otherwise designated for participation hereunder or may be imposed individually on any such executive officer. Any additional conditions shall be evidenced by a written agreement between the Plan Committee and any affected executive officer.

3.2           No Effect on Other Benefits

Except as set forth in Paragraph 3.1 hereof, any compensation paid or benefits provided to a Participant shall be in addition to and not in lieu of the benefits provided to such Participant under this Plan. Except as otherwise provided herein, nothing in this Plan shall be construed as limiting, varying or reducing the provision of any benefit available to a Participant, such Participant's estate or Beneficiary pursuant to any employment agreement, retirement plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan or any other form of agreement or arrangement between the Employer and a Participant.

ARTICLE IV

RESTORATION BENEFITS

4.1           Special Definitions

For purposes of this Article IV, Restoration Benefit means a benefit determined and payable to a Participant in accordance with this Article IV.  Unless otherwise stated, references to a Participant’s “Restoration Benefit” include a Participant’s Grandfathered Restoration Benefit and Non-Grandfathered Restoration Benefit.

The term "Retirement Election Period" shall mean the 180-day period prior to the Participant’s Benefit Commencement Date as determined under Section 4.2 of the Plan.

4.2           Time of Payment

Except as otherwise provided herein, a Participant's Restoration Benefit hereunder shall be payable as of such Participant's Benefit Commencement Date.  The term Benefit Commencement Date shall mean for Participants who are eligible for Early Retirement under the Retirement Plan the first day of the month next following the later of the month the Participant (a) attains age 55, or (b) has a Termination of Employment with the Employer.  For Participants who are not eligible for Early Retirement under the Retirement Plan, the term Benefit Commencement Date shall mean the first day of the month next following the later of the month the Participant (a) attains age 65, or (b) has a Termination of Employment with the Employer.  For this purpose, “Early Retirement” shall have the meaning ascribed to it in the Retirement Plan.

Notwithstanding the foregoing, if a Participant is a Specified Employee on his Benefit Commencement Date and payment(s) are due from this Plan on account of Termination of Employment (but not death), the Participant’s right to begin to receive the portion of such payments attributable to his Non-Grandfathered Restoration Benefit will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Termination of Employment, whereupon the accumulated payments will be paid and distributed to the Participant (without interest) and the normal payment schedule for the remaining monthly payments will resume.

4.3           Amount of Restoration Benefit

A Participant's Restoration Benefit shall be the difference between a Participant's Maximum Benefit and Normal Retirement Benefit or Early Retirement Benefit, as the case may be.

For this purpose, the terms "Normal Retirement Benefit" and "Early Retirement Benefit" shall have the meanings ascribed to them in the Retirement Plan. The term "Maximum Benefit" means a Participant's Normal Retirement Benefit or Early Retirement Benefit, as the case may be, subject to the following adjustments:

a.	Compensation shall be determined without regard to the limit imposed under Code Section 401(a)(17) (or any successor thereto);

b.
No reduction shall be taken on account of the limitations imposed under Code Section 415 (or a successor thereto), including, without limitation, a reduction to reflect the annual benefit payable from the Retirement Plan;

c.	No reduction shall be taken on account of the general test imposed under Code Section 401(a)(4) (or a successor thereto); and

d.
Compensation shall be determined taking into account any amount which a Participant defers under any plan of deferred compensation maintained by the Employer, including, without limitation, the Savings Plus Plan (or any successor thereto), any plan maintained under Code Section 125, and the Whitney Holding Corporation Deferred Compensation Plan (or a successor thereto).

The Plan Committee shall determine the amount of the Restoration Benefit in accordance with the guidelines set forth herein; any such determination shall be conclusive and binding on all Participants hereunder.

4.4           Form of Restoration Benefit

A Participant's Restoration Benefit hereunder shall be payable in the form designated by a Participant during his or her Retirement Election Period, from among the following:

a.	Single Life Annuity - Equal monthly payments for the life of the Participant with no period of guaranteed payment.

b.
Term Certain Annuity - Equal monthly payments for the life of the Participant, with a period of guaranteed payments designated by the Participant; provided, however, that the duration of the guaranteed payments shall not exceed the number of whole years between such Participant's Benefit Commencement Date and the date on which he or she attains age 80.

c.
Joint and Last Survivor Annuity - Equal monthly benefits payable for the life of the Participant and the Participant's Beneficiary, with 66 2/3% of the monthly payments made during the lives of the Participant and his or her Beneficiary paid to the survivor among them.

d.
Joint and Survivor Annuity - Equal monthly benefits payable for the life of the Participant and the Participant's Beneficiary (if he or she survives the Participant) with 100% of the amount of the monthly payments made during the life of the Participant paid to the Participant's Beneficiary after the Participant's death.

e.
Joint and Last Survivor Annuity with Guaranteed Payments - Equal monthly benefits payable for the life of a Participant with 100% of the amount of the monthly payment made during the life of the Participant paid to the Participant's Beneficiary after the Participant's death, with a guarantee that such payments be made for 120 months, measured from the Participant's Benefit Commencement Date.

If no designation is made, benefits hereunder shall be paid (a) in the form of a joint and 100% survivor annuity (if a Participant is married as of his or her Benefit Commencement Date), or (b) in the form of a single life annuity (if a Participant is not married as of his or her Benefit Commencement Date).  For purposes of this Plan, a Participant’s right to a series of annuity payments is treated as the right to separately identified payments.

    4.5           Cash Out of Small Benefits

Notwithstanding the provisions of Paragraph 4.4 to the contrary, if the present value of a Participant's Restoration Benefit is $50,000 or less as of his or her Benefit Commencement Date, the Plan Committee shall distribute such amount to the Participant in the form of an immediate single-sum payment. Notwithstanding the foregoing, if the Participant is a Specified Employee on the date of his Termination of Employment, the Plan Committee shall distribute the portion of the payment amount attributable to the Participant’s Non-Grandfathered Restoration Benefit on the first day of the seventh month following his Termination of Employment. No additional benefit shall be payable with respect to such Participant under this Plan.

4.6           Actuarial Assumptions

For purposes of determining a Restoration Benefit hereunder, the Plan Committee shall use, to the extent practicable, the actuarial assumptions used to determine benefits under the Retirement Plan. Otherwise, the Plan Committee shall adopt such actuarial assumptions as may be reasonably necessary to determine benefits payable hereunder.

4.7           Vesting

Any Restoration Benefit payable hereunder shall be subject to the vesting rules set forth in the Retirement Plan, taking into account all service with the Employer, including any affiliate of the Employer. To the extent service with a predecessor employer is taken into account under the vesting provisions of the Retirement Plan, such service shall be taken into account under this Plan for vesting purposes.

If a Participant's employment with the Employer is terminated, for any reason, before he or she is fully vested within the meaning of the Retirement Plan, no Restoration Benefit shall be payable from this Plan.

4.8           Participant Elections

Any elections permitted during the Retirement Election Period shall be made, in writing, on forms acceptable to the Plan Committee.  Such elections shall be effective upon receipt by the Plan Committee, which shall not be later than the last day of a Participant's Retirement Election Period. A Participant's elections hereunder shall become irrevocable as of the last day of his or her Retirement Election Period.

ARTICLE V

DEATH BENEFITS

5.1           Special Definition

The term Death Benefit shall mean a benefit payable in accordance with this Article V.

    5.2           Participants Death Before Benefit Commencement Date

If a Participant dies before his or her Benefit Commencement Date, a Death Benefit shall be distributed in accordance with the provisions of this Paragraph 5.2:

a.
Amount.  The amount of the Death Benefit payable under this Paragraph 5.2 shall equal the Actuarial Equivalent (as defined in the Retirement Plan) of either (i) the Participant's Early Retirement Benefit (if he or she dies after his or her earliest Early Retirement Date, or (ii) the Participant's Normal Retirement Benefit, computed as if he or she (1) terminated employment on the date of his or her death, (2) was eligible for a Normal Retirement Benefit, (3) retired with a Qualified Joint and Survivor Annuity (as defined in the Retirement Plan) on his or her Normal Retirement Date, and (4) died on the date after he or she would have reached his or her Normal Retirement Date.

b.	Form. A Death Benefit payable under this Paragraph 5.2 shall automatically be distributed in the form of the survivor's portion of a Qualified Joint and 50% Survivor Annuity.

c.
Time.  The distribution of a Death Benefit hereunder shall commence as of the earlier of (i) the Participant's Benefit Commencement Date, or (ii) the date on which the Participant would have attained the earliest Early Retirement Date determined under the Retirement Plan.

d.
Beneficiary.  The death benefit provided under this Paragraph 5.2 shall be payable to (i) the Participant's surviving spouse (if he or she is married on the date of his or her death), or (ii) the Participant's Beneficiary (if he or she is not married on the date of his or her death).

5.3           Participant's Death After Benefit Commencement Date

If a Participant dies after his or her Benefit Commencement Date, the Employer shall pay to the Participant's Beneficiary the remaining Restoration Benefit, if any, which would otherwise be payable to the deceased Participant, in accordance with the method of distribution in effect on the date of the Participant's death.

5.4           Single-Sum Payment

Notwithstanding the provisions of this Article V to the contrary, if the present value of a Death Benefit payable under Paragraph 5.2 hereof is $50,000 or less determined as of the date of the Participant's death, the Plan Committee shall distribute such amount to the Participant's surviving spouse or Beneficiary, as the case may be, in the form of a single-sum payment, and no additional benefits shall be payable under this Plan with respect to such Participant.

ARTICLE VI

RESTRICTIONS ON PAYMENT

6.1           Benefits Payable on Termination for Cause

Notwithstanding any other provision of this Plan to the contrary, if a Participant's employment with the Employer is terminated for Cause before his or her Benefit Commencement Date, the Participant's participation in this Plan shall be terminated and neither the Participant nor his or her Beneficiary shall be entitled to any form of benefit under this Plan.

For purposes of this Paragraph 6.1, the term "Cause" means that a Participant is found guilty (by a court of competent jurisdiction), pleads guilty or pleads nolo contendere to any act of fraud or dishonesty against the Employer.

6.2           Early Payments

Notwithstanding any provision of this Plan to the contrary, the Plan Committee may distribute or direct the trustee of any trust established pursuant to Paragraph 9.2 hereof to distribute to any Participant (or Beneficiary), in the form of an immediate single-sum payment, all or any portion of a Participant's Grandfathered Restoration Benefit if an Adverse Determination is made with respect to such Participant. For this purpose, the term "Adverse Determination" shall mean that, based upon Federal tax or revenue law, a published or private ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction, a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves such Participant or a determination of counsel, a Participant has or will recognize income for Federal income tax purposes with respect to any amount that is or will be payable under this Plan before it is otherwise to be paid hereunder. In addition to the foregoing, the Plan Committee may direct the trustee of any trust established pursuant to Paragraph 9.2, hereof, to distribute to a Participant in a single-sum payment all or any portion of a Participant’s Non-Grandfathered Restoration Benefit in the event of the occurrence of one or more of the following permissible accelerated distribution events under Treas. Reg. Section 1.409A-3(j)(4)(iii) (conflicts of interest), (j)(4)(vi) (payment of employment taxes), (j)(4)(vii) (payment upon income inclusion under Section 409A), (j)(4)(ix) (plan terminations and liquidation), (j)(4)(xi) (payment of state, local or foreign taxes), (j)(4)(xiii) (certain offsets) and (i)(4)(xiv) (bona fide disputes).

ARTICLE VII

PLAN ADMINISTRATION

7.1           Powers

This Plan and all matters related thereto shall be administered by the Plan Committee. The Plan Committee shall have the power and authority to interpret the provisions of this Plan and shall determine all questions arising under this Plan including, without limitation, all questions concerning administration, eligibility, and the amount of any benefit payable hereunder. In addition, the Plan Committee shall have the authority to prescribe, amend, and rescind rules and administrative procedures relating to the operation of this Plan, to instruct any trustee as to the investment of any asset held for the purposes described in Paragraph 9.2 hereof, and to correct any defect, supply any omission or reconcile any inconsistency in this Plan.

Any determination by the Plan Committee need not be uniform as to all or any Participants hereunder. Any such determination shall be conclusive and binding on all persons.

7.2           Payments

The Plan Committee shall have the power and authority to determine the time, method, and amount of any distribution hereunder. The Plan Committee shall direct the trustee of any trust established pursuant to Paragraph 9.2 hereof, in writing, as to any such distribution or withdrawal. Any withdrawal on account of an early payment made in accordance with Article VI, hereof, shall be deemed to constitute an advance against the affected Participant's Restoration Benefit.

7.3           Delegation of Administrative Authority; Experts

The Plan Committee, in its sole discretion, may delegate such nondiscretionary, ministerial duties as it deems appropriate to the Corporate Human Resources Department of Whitney National Bank. When acting in accordance with such delegation (whether made orally or in writing) the Corporate Human Resources Department shall be deemed to possess the power and authority granted to the Plan Committee hereunder. The Plan Committee shall engage the services of such independent actuaries, accountants, attorneys and other administrative personnel as it deems necessary to administer the Plan.

ARTICLE VIII

PARTICIPANTS' RIGHTS

8.1           Spendthrift Provision

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber any benefit or amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant's or other person's bankruptcy or insolvency.

8.2           Plan Not an Employment Agreement

This Plan shall not be deemed to constitute an employment agreement between the parties, nor shall any provision restrict the right of the Employer to discharge any Participant as an employee of the Employer.

8.3           Offset

If, at the time of any distribution hereunder, a Participant, his or her Beneficiary, or both are indebted to the Employer, then any distribution to be made to the Participant, his or her

Beneficiary or both, may, at the discretion of the Employer, be reduced by the amount of such indebtedness.

8.4           Obligation for Benefit Payments

Notwithstanding any provision of this Plan to the contrary, the payment of benefits under this Plan shall remain the obligation of the Employer. In the event the Employer designates a third-party as the payor of the benefits and the assets of such third-party are insufficient to meet the payment obligations of the Employer under this Plan, the Employer shall remain responsible for such deficiency.

8.5           Taxes

The Employer or any third-party payor shall withhold from the payment benefits hereunder any amount required to be withheld under applicable federal or state tax laws.

8.6           Employer's Protection

By commencing participation herein, each Participant shall be deemed to have agreed to cooperate with the Employer by furnishing any and all information reasonably requested by the Platt Committee in order to facilitate the funding or payment of benefits hereunder, including, without limitation, the taking of such physical examinations as the Employer or the Plan may deem necessary and taking such other action as may reasonably be requested by the Employer or the Plan Committee. If a Participant refuses to cooperate, is uninsurable or is insurable at other than standard rates, the Plan Committee, in its sole discretion, may determine that the Participant is ineligible to participate hereunder.

If insurance on the life of any Participant is obtained and such Participant commits suicide during the two-year period beginning on the date of his or her participation in this Plan or if a Participant hereunder makes any material misstatement of information or nondisclosure of medical history, the Plan Committee, in its sole discretion, may terminate the participation of any such Participant, without liability for benefit payments hereunder.

ARTICLE IX

MISCELLANEOUS

9.1           Termination of Plan

The Board of Directors of Whitney Holding Corporation shall have the right, at any time, to terminate this Plan, in whole or in part. The termination of this Plan shall not reduce any Restoration Benefit accrued as of the effective date of such termination, without the prior written consent of each affected Participant. Notwithstanding any provision of this Plan or the Retirement Plan to the contrary, the termination of this Plan shall cause the benefits payable hereunder to be fully vested and nonforfeitable as to any affected Participant. Further notwithstanding the foregoing, termination with respect to the portion of the Plan that includes the Non-Grandfathered Restoration Benefit must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix).

9.2           Funding

The Employer may establish a trust in connection with the adoption of this Plan. Each year during the continuance of this Plan, the Plan Committee way designate amounts to be added to the trust.

The property comprising the assets of any such trust, including any insurance policy on the life of a Participant purchased by any such trust or contributed to any such trust by the Employer, shall at all times remain the property of such trust. The trustee of any such trust shall distribute the assets comprising such trust in accordance with the provisions of this Plan and the trust agreement, all as instructed by the Plan Committee, but in no event shall such trustee distribute the assets of any such trust to or for the benefit of the Employer, except as provided in any applicable trust agreement.

No Participant or Beneficiary shall have the right to, or claim under or against, any insurance policy on the life of the Participant obtained by the Employer or any asset held in trust to help defray the cost incurred in providing benefits under this Plan. Any such policy or other property shall be, and remain, a general, unpledged asset of the Employer or the trust, as the case may be.

9.3           Inurement

This Plan shall be binding upon and shall insure to the benefit of the Employer and each Participant hereto and their respective heirs, executors, administrators, successors and assigns.

9.4           Amendments and Modifications

Except as specifically provided herein, this Plan may be changed or altered by written instrument signed by the Board of Directors of Whitney Holding Corporation; provided, however, that no such amendment or modification, shall reduce the amount of any Restoration Benefit accrued hereunder as of the date of any such amendment or modification without the prior written consent of each affected Participant.

9.5           Governing Law

This Plan is governed by the laws of the State of Louisiana, in all respects, including matters of construction, validity and performance.

Executed this 29 day of November, 2007, in multiple counterparts, each of which shall be deemed an original, to be effective as of the date first written above.

WITNESSES:                                                                                     WHITNEY HOLDING CORPORATION

_____________________________                                                  By: ________________________________

_____________________________                                                  Title: Chairman of the Board and
                 Chief Executive Officer

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